The Board of Trustees
ARK Funds:

In planning and performing our audit of the financial statements of Money Market Portfolio, Tax-Free Money Market Portfolio, U.S. Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Short-Term Treasury Portfolio, Short-Term Bond Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Income Portfolio, Intermediate Fixed Income Portfolio, U.S. Government Bond Portfolio, Balanced Portfolio, Equity Income Portfolio, Value
Equity Portfolio, Equity Index Portfolio, Small-Cap Equity Portfolio, Blue Chip Equity Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, and International
Equity Selection Portfolio, portfolios of ARK Funds,
(the "Portfolios") for the year ended April 30, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Portfolios is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected.
Also, projection of any evaluation of internal control to future periods is subject to the risks that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above.

This report is intended solely for the information and use of management, the Board of Trustees of the ARK Funds and the Securities and Exchange Commission and is not intended and should not be used by anyone other than these specified parties.

Boston, Massachusetts
May 28, 1999


KPMG LLP
Independent Auditors' Report







REPORT ON INTERNAL CONTROL